Exhibit 10.27


REPORT OF INDEPENDENT AUDITORS

The Stockholders and Board of Directors
Bagels Unlimited, Inc.


  We have audited the accompanying balance sheet of Bagels Unlimited, Inc. as of February 29, 1996 and the related statements of operations and accumulated deficit, stockholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bagels Unlimited, Inc. at February 29, 1996, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Chicago, Illinois
October 30, 1996



                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors
Bagels Unlimited, Inc.

  We have audited the accompanying balance sheet of Bagels Unlimited, Inc. as of February 28, 1995 and the related statements of operations and retained earnings (accumulated deficit) and cash flows for the period then ended. We have also audited the accompanying statements of operations and retained earnings (accumulated deficit) and cash flows for the period since inception (August 11, 1993) to February 28, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Bagels Unlimited, Inc. as of February 28, 1995 and the results of its operations and its cash flows for the periods ending February 28, 1995, and February 28, 1994 in conformity with generally accepted accounting principles.

                         Muehl, Steffes & Krueger, S.C.

Milwaukee, Wisconsin
June 13, 1996



                             BAGELS UNLIMITED, INC.

                                 BALANCE SHEETS

                                                      FEBRUARY 29, FEBRUARY 28,
                       ASSETS                             1996         1995
                       ------                         ------------ ------------

Current assets:
  Inventories........................................  $  34,986     $ 15,497
  Prepaid income taxes...............................      1,242          --
  Prepaid expenses...................................      6,891        1,421
                                                       ---------     --------
    Total current assets.............................     43,119       16,918
                                                       ---------     --------
Property and Equipment:
  Construction in progress...........................      2,530       59,320
  Machinery and equipment............................    314,981      183,854
  Leasehold improvements.............................    358,527      239,427
                                                       ---------     --------
    Total property and equipment.....................    676,038      482,601
Less: Accumulated Depreciation and Amortization......    (97,845)     (35,417)
                                                       ---------     --------
Net property and equipment...........................    578,193      447,184
                                                       ---------     --------
Other assets:
  Franchise fees, net of accumulated amortization of
   $11,084 and $4,230 as of February 29, 1996 and
   February 28, 1995.................................     58,916       65,770
  Organization costs, net of accumulated amortization
   of $288 and $160 as of February 29, 1996 and
   February 28, 1995.................................      1,630        1,758
  Prepaid franchise fees.............................     10,000       10,000
  Investment.........................................      3,500        3,500
  Deposits...........................................      1,350        1,350
                                                       ---------     --------
    Total other assets...............................     75,396       82,378
                                                       ---------     --------
    Total assets.....................................  $ 696,708     $546,480
                                                       =========     ========

   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
   ----------------------------------------------

Current liabilities:
  Checks issued, but not yet presented for payment...  $   2,027     $ 11,815
  Line of credit.....................................     10,000       12,500
  Notes payable......................................    167,684          --
  Due to franchisor..................................     10,000       10,000
  Due to officers....................................    216,365      126,511
  Accounts payable...................................    291,266      159,069
  Accrued liabilities................................     69,051       27,038
  Accrued interest...................................     43,246          --
  Accrued income taxes...............................        --         9,248
                                                       ---------     --------
    Total current liabilities........................    809,639      356,181
                                                       ---------     --------
Long-Term Liabilities
  Deferred rent......................................     16,348        9,685
  Accrued interest...................................        --         7,502
  Notes payable......................................        --       144,000
                                                       ---------     --------
    Total long-term liabilities......................     16,348      161,187
                                                       ---------     --------
    Total liabilities................................    825,987      517,368
                                                       ---------     --------
Stockholders' equity (deficit):
  Common stock--no par value; 9,000 shares
   authorized, 2,000 shares issued and outstanding...      2,000        2,000
  Stock subscription receivable......................     (2,000)      (2,000)
  Retained earnings (accumulated deficit)............   (129,279)      29,112
                                                       ---------     --------
    Total stockholders' equity (deficit).............   (129,279)      29,112
                                                       ---------     --------
    Total liabilities and stockholder's equity
     (deficit).......................................  $ 696,708     $546,480
                                                       =========     ========

       The accompanying notes are an integral part of these statements.



                             BAGELS UNLIMITED, INC.

      STATEMENTS OF OPERATIONS AND RETAINED EARNINGS (ACCUMULATED DEFICIT)
        FOR THE YEARS ENDED FEBRUARY 29, 1996 AND FEBRUARY 28, 1995 AND
      FOR THE PERIOD FROM INCEPTION (AUGUST 11, 1993) TO FEBRUARY 28, 1994


                                                  1996        1995       1994
                                               ----------  ----------  --------

Sales......................................... $2,776,415  $1,430,573  $ 92,719
Cost of sales.................................  2,338,541   1,111,214    72,855
                                               ----------  ----------  --------
Gross profit..................................    437,874     319,359    19,864
Selling and administrative expenses...........    517,251     236,932    25,618
                                               ----------  ----------  --------
Income (loss) from operations.................    (79,377)     82,427    (5,754)
Interest expense..............................    (79,123)    (37,602)   (1,326)
Other.........................................        109         837        30
                                               ----------  ----------  --------
Income (loss) before income taxes.............   (158,391)     45,662    (7,050)
Income taxes..................................        --        9,500       --
                                               ----------  ----------  --------
Net income (loss).............................   (158,391)     36,162    (7,050)
                                               ----------  ----------  --------
Retained earnings (accumulated deficit):
  Balance--beginning of period................     29,112      (7,050)      --
                                               ----------  ----------  --------
  Balance--end of period...................... $ (129,279) $   29,112  $ (7,050)
                                               ==========  ==========  ========

        The accompanying notes are an integral part of these statements.



                             BAGELS UNLIMITED, INC.
                            STATEMENTS OF CASH FLOWS
        FOR THE YEARS ENDED FEBRUARY 29, 1996 AND FEBRUARY 28, 1995 AND
      FOR THE PERIOD FROM INCEPTION (AUGUST 11, 1993) TO FEBRUARY 28, 1994


                                                  1996       1995       1994
                                               ---------  ---------  ---------

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)............................  $(158,391) $  36,162  $  (7,050)
Adjustments to reconcile net income (loss) to
 net cash provided by operating activities:
  Depreciation and amortization..............     69,410     36,267      3,540
  Deferred rent..............................      6,663      7,946      1,739
Increase (decrease) in cash due to changes in:
  Inventories................................    (19,489)    (8,248)    (7,249)
  Prepaid expenses...........................     (5,470)    (1,421)       --
  Prepaid income taxes.......................     (1,242)       --         --
  Accounts payable...........................    182,321     75,014     22,932
  Accrued liabilities........................     77,757     27,212      7,328
  Accrued income taxes.......................     (9,248)     9,248        --
                                               ---------  ---------  ---------
Net cash provided by operating activities....    142,311    182,180     21,240
                                               ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment...........   (243,561)  (295,381)  (126,097)
Cash paid for investment.....................        --         --      (3,500)
Deposit for leasehold improvements...........        --     (26,599)    25,249
Payment of organizational costs..............        --         --      (1,918)
Payment of franchise fees....................        --     (52,500)   (17,500)
                                               ---------  ---------  ---------
Net cash (used in) investing activities......   (243,561)  (374,480)  (123,766)
                                               ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings (payments) on line of credit..     (2,500)    12,500        --
Net borrowing on amounts due to officers.....     89,854     21,661    104,850
Proceeds from the issuance note payable......     30,000    150,000        --
Principal payments on long-term debt.........     (6,316)    (6,000)       --
                                               ---------  ---------  ---------
Net cash provided by financing activities....    111,038    178,161    104,850
                                               ---------  ---------  ---------
Net increase (decrease) in cash (checks
 issued, but not yet presented for payment)..      9,788    (14,139)     2,324
                                               ---------  ---------  ---------
Balance--beginning of period.................    (11,815)     2,324        --
                                               ---------  ---------  ---------
Balance--end of period.......................  $  (2,027) $ (11,815) $   2,324
                                               =========  =========  =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION
Cash paid during the year for:
  Interest...................................  $  43,379  $  31,426  $     --
  Income taxes...............................     10,490        259        --
                                               ---------  ---------  ---------
Total cash paid for interest and income
 taxes.......................................  $  53,869  $  31,685  $     --
                                               =========  =========  =========
SCHEDULE OF NONCASH FINANCING AND INVESTING
 ACTIVITIES
Purchase of property and equipment through
 accounts payable............................  $  10,999  $  61,123  $     --
                                               =========  =========  =========

The accompanying notes are an integral part of these statements.



                             BAGELS UNLIMITED, INC.

                          NOTES TO FINANCIAL STATEMENTS
 FOR THE YEARS ENDED FEBRUARY 29, 1996 AND FEBRUARY 28, 1995 AND FOR THE PERIOD
              FROM INCEPTION (AUGUST 11, 1993) TO FEBRUARY 28, 1994

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

  Bagels Unlimited, Inc. d/b/a Big Apple Bagels (the Company) operates bagel stores in southeastern Wisconsin in accordance with franchise agreements with a regional franchisor. The Company began operating the stores on the following dates:

                                                                  COMMENCEMENT
                                                                    DATE OF
        STORE LOCATION                                             OPERATIONS
        --------------                                           --------------

        Hales Corners........................................... December 1993
        Brookfield.............................................. July 1994
        Milwaukee--Marquette University......................... September 1994
        Kenosha................................................. April 1995


Inventories

  Inventories consist principally of perishable food supplies. Inventories are valued at the lower of cost or market using the first-in, first-out (FIFO) method.

Credit Policy

  Substantially all of the Company's revenues are from retail cash sales. Accordingly, the Company generally does not provide credit in the normal course of business.

Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Depreciation and Amortization

  Depreciation and amortization are computed using the straight line method (half year convention) over the estimated useful lives of the assets as follows:


        Machinery and equipment............................. 5-7 years
        Leasehold improvements.............................. Length of the Lease


  Other assets are being amortized using the straight line method over the following terms:


        Franchise fees................................................. 10 Years
        Organizational costs........................................... 15 Years


Income Taxes

  Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related to differences between the bases of certain assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. If full realization of the deferred tax asset is not expected, a deferred tax valuation allowance will be recorded. Deferred taxes also are recognized for operating losses that are available to offset future taxable income and tax credits that are available to offset future federal and state income taxes.

Statement of Cash Flows

  For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.


NOTE 2. RELATED PARTY TRANSACTIONS

Due to Officers

  As February 29, 1996 and February 28, 1995 the following amounts were due to the two corporate officers/stockholders of the Company:

                                                       FEBRUARY 29, FEBRUARY 28,
                                                           1996         1995
                                                       ------------ ------------

      Unsecured advances due to officers. Interest is
       charged at 8%. The advances are due on demand.    $216,365     $126,511


Office Lease Payments

  During the period ended February 29, 1996, approximately $2,500 of rent was paid to an affiliated company for office rent. The payments were made under a verbal month to month lease with the affiliated company.


                             BAGELS UNLIMITED, INC.

                          NOTES TO FINANCIAL STATEMENTS

NOTE 3. LINE OF CREDIT/NOTES PAYABLE


                                                      FEBRUARY 29, FEBRUARY 28,
                                                          1996         1995
                                                      ------------ ------------

      LINE OF CREDIT
      The Company has a $10,000 ($15,000 as of
       February 28, 1995) line-of-credit with a bank
       which is due on demand. The line bears
       interest at the bank's prime rate plus 2.50%
       (effective rate of 10.75% as of February 29,
       1996). The line is unsecured..................  $  10,000     $ 12,500

  Notes payable, as of February 29, 1996 and February 28, 1995, consist of the following:

                                                      FEBRUARY 29, FEBRUARY 28,
                                                          1996         1995
                                                      ------------ ------------

      Unsecured note payable due to an affiliated
       Company. The note is due on demand and bears
       interest at 8%................................  $  30,000     $    --
      Note payable, bearing interest at 0.5% above
       the prime rate (effective rate of 8.75% at
       February 28, 1996), payable monthly. The
       entire outstanding principal balance was paid
       in May 1996. Under the terms of the note
       payable, additional interest is due based upon
       2% of the net sales of one of the four
       franchise stores operated by the Company. The
       additional interest is payable monthly and
       continues for an additional six months after
       the note is paid in full......................     91,218       94,000
      Note payable, bearing interest at 1.0% above
       the prime rate (effective rate of 9.25% at
       February 29, 1996), payable monthly. The
       entire outstanding principal balance was paid
       in May 1996. Under the terms of the note
       payable, additional interest is due based upon
       1% of the net sales of one of the four
       franchise stores operated by the Company. The
       additional interest is payable monthly and
       continues for an additional six months after
       the note is paid in full......................     46,466       50,000
                                                       ---------     --------
        Total........................................    167,684      144,000
        Less: Current Portion........................   (167,684)         --
                                                       ---------     --------
          Long-term portion..........................  $     --      $144,000
                                                       =========     ========


  Interest charged to operations for related party obligations was approximately as follows:

                                          FEBRUARY 29, FEBRUARY 28, FEBRUARY 28,
                                              1996         1995         1994
                                          ------------ ------------ ------------
      Interest expense...................   $21,000       $9,000       $1,000

  Included in accrued interest on the accompanying balance sheet is the estimated net present value of the additional interest due for six months after the related notes have matured.


NOTE 4. AGREEMENTS WITH FRANCHISOR/SUBSEQUENT EVENT

  The Company has entered into various agreements with BAB Holdings, Inc. (the Franchisor) to own and operate "Big Apple Bagels" franchises. Under the terms of the agreements, the Company will purchase the rights for each franchise location for $17,500. The agreements require the Company to remit weekly royalty payments to the Franchisor based on 5% of sales.

  Amounts expensed for royalties are approximately as follows:


                          FEBRUARY 29, 1996 FEBRUARY 28, 1995 FEBRUARY 28, 1994
                          ----------------- ----------------- -----------------

        Royalty expense..     $136,000           $72,000           $6,000


  The agreements also require the Company to remit advertising payments weekly to a fund for the benefit of the Company. The Company is reimbursed from the fund for qualified advertising expenditures. Amounts paid into the fund are expensed as the qualified expenditure is incurred. Included in prepaid expenses as of February 29, 1996 and February 28, 1995 were approximately $4,000 and $1,000, respectively, for amounts due from the fund.

  Amounts expensed for advertising were approximately as follows:

                               FEBRUARY 29, 1996 FEBRUARY 28, 1995 FEBRUARY 28, 1994
                               ----------------- ----------------- -----------------
        Advertising expense...      $61,000           $16,000           $4,000

  The franchise agreements contain, among other things, guidelines for operations and conditions and restrictions on the sale and transfer of the franchises. Under certain conditions, the Franchisor has the option to purchase the assets of a location from the Company. Also, the Company may be required to remodel its franchise locations. The cost of the required remodeling may not exceed 2% of the cumulative sales of the franchise.

  The franchise agreements expire at the end of 10 years or at the end of the lease for the location of the franchise, which ever is shorter. The agreements may be extended if the leases are further extended or a new location acceptable to the Franchisor is secured within 120 days of the expiration of the lease.

  Franchise fee amortization was as follows:


                          FEBRUARY 29, 1996 FEBRUARY 28, 1995 FEBRUARY 28, 1994
                          ----------------- ----------------- -----------------

      Amortization.......      $6,854            $3,792             $438


  The Company and the Franchisor are parties to an Area Development Agreement. Under the terms of the agreement and for a fee of $25,000, the Company was granted the exclusive right to develop "Big Apple Bagels" franchises in southeastern Wisconsin. The agreement further specifies that the first five franchises can be purchased for a $5,000 discount. As of February 29, 1996, three franchises have been purchased under this agreement. The full amount of the agreement was capitalized and applied to the net amount paid for the franchises as they were purchased and amortized accordingly.

  All of the amounts due to the Franchisor have been personally guaranteed by the stockholders' of the Company.

  On May 1, 1996, the Company sold substantially all of its assets to the Franchisor for approximately $770,000 in cash and publicly traded stock of the Franchisor. At the time of the sale, the remaining unpaid balance on the Area Development Agreement was deducted from the sales proceeds and the remaining balance in the prepaid franchise fees was charged to operations in May 1996. The Franchisor has also assumed all of the lease commitments of the Company.


NOTE 5. LEASE COMMITMENTS

  The Company leases its franchise locations from third parties under operating leases. The leases call for average monthly payments ranging from approximately $1,200 to $2,600. In addition to the monthly lease payments, the Company is responsible for its share (based on square feet leased) of common area expenses and real estate taxes. The Company is responsible for all other operating costs. The basic rent expense is being recorded on a straight line basis.

  The terms of the leases expire in terms ranging from September 1998 to May 2006. Certain leases contain options to extend the terms of the leases for an additional 5 years. One lease contains an option to extend the lease for two five year periods after the original term.

  The Company also leases two vehicles under operating leases which call for monthly payments of approximately $1,300.

  Rent, common area charges, and related taxes paid related to the above leases were approximately as follows:


                                          FEBRUARY 29, FEBRUARY 28, FEBRUARY 28,
                                              1996         1995         1994
                                          ------------ ------------ ------------

        Total............................   $148,000     $81,000       $6,000


  Future minimum lease payments, which have been guaranteed by the Company's stockholders, excluding adjustments for inflation, for the above leases is as follows:


           YEARS ENDING FEBRUARY
           ---------------------

           1997..................................... $129,000
           1998.....................................  127,000
           1999.....................................  124,000
           2000.....................................   80,000
           2001.....................................   30,000
           Thereafter...............................  175,000


NOTE 6. INCOME TAXES EXPENSE (CREDIT)

  Income taxes (credit) consists of the following:


                                          FEBRUARY 29, FEBRUARY 28, FEBRUARY 28,
                                              1996         1995         1994
                                          ------------ ------------ ------------

      Current--
        Federal..........................    $ --         $6,000       $ --
        State............................      --          3,500         --
                                             -----        ------       -----
      Total current......................    $ --         $9,500       $ --
                                             =====        ======       =====


  No deferred taxes have been reflected in the statements of operations because the Company has fully reserved the tax benefit of net deductible temporary differences and operating loss carryforwards due to the fact that the likelihood of realization of the tax benefits cannot be established.

  Deferred tax assets (liabilities) are as follows:


                                                                        1996
                                                                      --------

      Accelerated depreciation for income tax purposes............... $ (3,900)
      Non-deductible deferred rent...................................    3,400
      Non-deductible accrued interest................................    4,100
      Federal net operating loss carryforward........................   18,400
      State tax loss and credit carryforwards........................    8,200
      Other temporary differences, net...............................    2,100
      Deferred tax valuation allowance...............................  (32,300)
                                                                      --------
        Net deferred tax asset....................................... $    --
                                                                      ========

  The deferred tax balances as of February 28, 1995 and 1994 were immaterial.

  The provision for income taxes (credit) differs from the amount computed by applying the U.S. federal statutory income tax rate of approximately 15% to income (loss) before income taxes as follows:


                                          FEBRUARY 29, FEBRUARY 28, FEBRUARY 28,
                                              1996         1995         1994
                                          ------------ ------------ ------------

      Income taxes (credit) at U.S.
       statutory rate...................    $(23,800)     $6,800      $(1,100)
      Increase in taxes resulting from:
        State taxes, net of federal
         benefit........................      (9,500)      2,700         (400)
        Change in deferred tax valuation
         allowance and other............      33,300         --         1,500
                                            --------      ------      -------
      Income taxes......................    $    --       $9,500      $   --
                                            ========      ======      =======


  The Company has carryforwards for income tax purposes as of February 29, 1996 approximately as follows:


       EXPIRING IN                  FEDERAL NET                 WISCONSIN NET
      PERIODS ENDING               OPERATING LOSS               OPERATING LOSS
      --------------               --------------               --------------

           2011                       $93,000                      $87,000


NOTE 7. CONCENTRATIONS

  Substantially all of the Company's revenues are derived from retail sales in four locations located in southeastern Wisconsin.